Exhibit 5.1

[PPG Industries, Inc. Letterhead]

April 25, 2017

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272
RE: PPG Industries, Inc. Deferred Compensation Plan
Ladies and Gentlemen:
This opinion is submitted in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in respect of $80,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of PPG Industries, Inc. (the “Corporation”) issuable pursuant to the PPG Industries, Inc. Deferred Compensation Plan, as amended (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
I am Senior Vice President and General Counsel of the Corporation and, in that capacity, I, or lawyers in the Law Department of the Corporation acting under my supervision, have examined the written documents constituting the Plan and such other documents and corporate records as I, or they, have deemed necessary or appropriate for the purposes of this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I also have assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
Based on the foregoing, I am of the opinion that the Deferred Compensation Obligations, when issued by the Corporation in the manner provided pursuant to the Plan, will be valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with the terms of the Plan, subject, as to enforcement, (a) to bankruptcy, insolvency, reorganization, readjustment of debt, arrangement, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights generally, and (b) to general principles of equity, whether such enforcement is considered in a proceeding at equity or at law.
The opinions expressed in this opinion letter are limited to the law of the Commonwealth of Pennsylvania. The foregoing opinions are rendered as of the date of this letter. I assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.
I am furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without my specific prior written consent. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to a reference to me and this opinion in the Registration Statement and the documents constituting a prospectus relating to the Plan meeting the requirements of the Act. In giving my consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.
Very truly yours,
/s/ Glenn E. Bost II
Glenn E. Bost II